SECOND AMENDMENT TO DEED OF LEASE

This SECOND amendment TO DEED OF lease (this “Amendment”) is entered into as of the 1st day of January, 2020 (the “Effective Date”) by and between TAMARES 7950 OWNER LLC, a Delaware limited liability company, having an office c/o Tamares Real Estate Holdings, Inc., 1500 Broadway, 24th Floor, New York, New York 10036 (“Landlord”), and APPIAN CORPORATION, a Delaware corporation, having an office at Valo Park, 7950 Jones Branch Drive, Tysons, Virginia 22102 (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Deed of Lease dated as of April 17, 2018 (the “Original Lease”), pursuant to which Tenant leased from Landlord certain premises in the Building located at 7950 Jones Branch Drive, McLean, Virginia, as more particularly described in the Lease;

WHEREAS, on December 23rd, 2019, the parties executed that certain First Amendment to Deed of Lease (the “First Amendment”) pursuant to which Tenant surrendered the Storage Space. The Original Lease as amended by the First Amendment is referred to herein collectively as the “Lease”.

WHEREAS, Tenant exercised the Unilateral Expansion Option with respect to the Fourth Floor North Premises (defined below) by Tenant’s delivery to Landlord of a Unilateral Expansion Right Exercise Notice on November 27, 2019 in accordance with Section 1.17 of the Lease;

WHEREAS, Landlord and Tenant desire to enter into this Amendment to memorialize the terms, conditions and provisions applicable to the Fourth Floor North Premises;

WHEREAS, Tenant has requested that Landlord delay delivering possession of the Fourth Floor North Premises (and accordingly to delay the actual Delivery Date therefor), and Landlord has agreed to do so subject to the terms and conditions set forth in this Amendment provided, however, that the determinations of (i) the Unilateral Expansion Space Abated Rent Period, (ii) the Unilateral Expansion Space Rent Commencement Date and (iii) the Unilateral Expansion Space Tenant Improvement Allowance shall each be made as if the Delivery Date for the Fourth Floor North Premises was deemed to be January 1, 2020 and otherwise in accordance with the provisions set forth in the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.DEFINITIONS.

(a)All capitalized terms used and not defined herein shall have the respective meanings set forth in the Lease.

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2.AMENDMENTS.

(a)As of the Effective Date, the Lease is hereby amended and modified as follows:

(i)Premises. The fourth (4th) floor of North Tower containing approximately 34,158 rentable square feet and as more particularly described on Exhibit A (the “Fourth Floor North Premises”) shall be added to the Premises as of the actual Delivery Date for the Fourth Floor North Premises. From and after the actual Delivery Date of the Fourth Floor North Premises the capitalized term “Premises” means the (1) Original Premises, the Fifth Floor Must-Take Space and the Fourth Floor North Premises, comprising a total of 239,185 rentable square feet, and, (2) except as specifically set forth in Section 2(b) of this Amendment, the Balcony (as hereinafter defined).

(ii)Delivery Date.
(1)Notwithstanding anything set forth in the Lease to the contrary, the actual Delivery Date for the Fourth Floor North Premises only shall be the date that is the later of (A) the date Landlord delivers the Fourth Floor North Premises to Tenant with Landlord’s Delivery Conditions satisfied, and (B) the date that is two (2) business days after Tenant notifies Landlord that Tenant is ready to receive possession of the Fourth Floor North Premises (“Tenant’s Possession Notice”), which Tenant anticipates to occur on or around July 1, 2020. Notwithstanding the foregoing, if Tenant has not delivered Tenant’s Possession Notice by the Fourth Floor Rent Commencement Date, then the actual Delivery Date shall occur on the first date on or after the Fourth Floor Rent Commencement Date upon which Landlord delivers possession of the Fourth Floor North Premises to Tenant with Landlord’s Delivery Conditions satisfied regardless of whether Tenant has delivered Tenant’s Possession Notice to Landlord. Landlord may not deliver physical possession of the Fourth Floor North Premises until the actual Delivery Date as set forth above. Tenant’s acceptance of the Fourth Floor North Premises on the actual Delivery Date shall be subject to the terms of Section 1.1 of the Work Letter. Tenant shall have the right to construct the Unilateral Expansion Space Tenant Improvements in the Fourth Floor North Premises and, if applicable, the Alterations on the Balcony without the payment or triggering of Rent obligations from and after the actual Delivery Date through and including the Fourth Floor North Premises Commencement Date (as defined in Section 2(a)(iii) below) subject to and in accordance with the terms and conditions of the Work Letter, including without limitation Section 5.3 thereof (Early Access); provided, however, Tenant may elect for the review and approval process set forth in Section 4 of the Work Letter to commence any time after the Effective Date with respect to the Unilateral Expansion Space Tenant Improvements in the Fourth Floor North Premises and, if applicable, the Alterations on the Balcony.

(2)Landlord and Tenant acknowledge and agree that following Tenant’s further exercise of the Unilateral Expansion Option with respect to any remaining Unilateral Expansion Space:

(a)the actual Delivery Date for such Unilateral Expansion Space shall be the date that is the later of (A) the date Landlord delivers the Unilateral Expansion
00057332.11 00059610.2 2

Space to Tenant with Landlord’s Delivery Conditions satisfied, and (B) the date that is two (2) business days after Landlord’s receipt of Tenant’s Possession Notice for the Unilateral Expansion Space. Notwithstanding the foregoing, if Tenant has not delivered Tenant’s Possession Notice by the Unilateral Expansion Space Rent Commencement Date as set forth in Section 2(a)(ii)(b) below, then the actual Delivery Date shall occur on the first date on or after the Unilateral Expansion Space Rent Commencement Date upon which Landlord delivers possession of the Unilateral Expansion Space to Tenant with Landlord’s Delivery Conditions satisfied regardless of whether Tenant has delivered Tenant’s Possession Notice to Landlord. Landlord may not deliver physical possession of the Unilateral Expansion Space until the actual Delivery Date as set forth above. As of the actual Delivery Date, Tenant shall have the right to access the Unilateral Expansion Space for the purposes of preparing for and constructing Unilateral Expansion Space Tenant Improvements, installing furniture, fixtures, equipment, and cabling, and otherwise readying the Unilateral Expansion Space for beneficial occupancy but such use and access shall not be deemed to be beneficial occupancy of the Unilateral Expansion Space.

(b)the deemed Delivery Date for such Unilateral Expansion Space Unilateral Expansion Space for the purpose of calculating the Unilateral Expansion Space Abated Rent Period, Unilateral Expansion Space Rent Commencement Date, and Unilateral Expansion Space Tenant Improvement Allowance shall be the later of (x) the date that Landlord’s Delivery Conditions with respect to the Unilateral Expansion Space have been satisfied, and (y) the date that Landlord delivers to Tenant a draft of the confirmatory lease amendment contemplated in Section 1.17.9 that addresses all of the Key Terms (as hereinafter defined) governing the addition of the applicable Unilateral Expansion Space to the Premises. Such draft shall not include any revisions or changes to the Lease other than providing for the Key Terms. The applicable Unilateral Expansion Space shall be automatically added to the Premises as of the actual Delivery Date for such Unilateral Expansion Space regardless of whether an amendment is executed by the parties evidencing the same. Without derogating from the foregoing, Landlord and Tenant shall work diligently and in good faith to finalize, execute and deliver the confirmatory lease amendment contemplated in Section 1.17.9 as soon as is reasonably possible.
(c)The “Key Terms” are as follows: (1) Unilateral Expansion Space; (2) Unilateral Expansion Space Term; (3) Base Rent and chart similar to that set forth in Section 2(a)(vi) below; (4) Tenant’s Share after the Unilateral Expansion Space Rent Commencement Date; (5) Unilateral Expansion Space Abated Rent; (6) Unilateral Expansion Space Abated Rent Period; (7) Unilateral Expansion Space Commencement Date; (8) Unilateral Expansion Space Rent Commencement Date; (9) updated amounts of the Security Deposit, First Reduced LC Amount, Second Reduced LC Amount, Third Reduced LC Amount, and Fourth Reduced LC Amount; (10) Unilateral Expansion Space Tenant Improvement Allowance; (11) number of Parking Permits (total, unreserved, and exclusive) and location of new exclusive parking spaces; and (12) and Parking Permit Fees and chart similar to that set forth in Section 2(a)(viii)(b).

(iii)Fourth Floor North Premises Commencement Date.

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(1)Notwithstanding anything set forth in the Lease to the contrary, the Unilateral Expansion Space Commencement Date for the Fourth Floor North Premises shall be the sooner of (x) the date that Tenant has completed the Unilateral Expansion Space Tenant Improvements in, and commenced legal occupancy of, the Fourth Floor North Premises, and (y) October 14, 2020 (“Fourth Floor North Premises Commencement Date”).

(2)On or prior to the Fourth Floor North Premises Commencement Date, Landlord shall deliver to Tenant, at Landlord’s sole cost and expense, one hundred seventy-one (171) key cards permitting access to the Common Areas, Building, and the Premises.

(3)The words “Fixed Date Expansion Space” in the second sentence of Section 1.17.4 in the Original Lease are hereby deleted and replaced with “Unilateral Expansion Space”.

(iv)Fourth Floor North Premises Abated Rent Period. Notwithstanding anything set forth in the Lease to the contrary, the Unilateral Expansion Space Abated Rent Period for the Fourth Floor North Premises shall be from the Fourth Floor North Premises Commencement Date through June 10, 2021.

(v)Fourth Floor North Premises Rent Commencement Date. Notwithstanding anything set forth in the Lease to the contrary, the Unilateral Expansion Space Rent Commencement Date for the Fourth Floor North Premises is June 11, 2021 (“Fourth Floor North Premises Rent Commencement Date”).

(vi)Fourth Floor North Premises Base Rent. The following is inserted into the Summary as new Section 9.3 thereof:

“9.3	Base Rent for the Fourth Floor North Premises:	The following table sets forth the annual Base Rent and Monthly Base Rent for the Fourth Floor North Premises.

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Months of Lease Term	Annualized Base Rent**	Monthly Installment of Base Rent	$/RSF/Year
1-27	$1,048,650.60	$87,387.55	$30.70
28-39	$1,080,110.12	$90,009.18	$31.62
40-51	$1,112,513.42	$92,709.45	$32.57
52-63	$1,145,888.82	$95,490.74	$33.55
64-75	$1,180,265.49	$98,355.46	$34.55
76-87	$1,215,673.45	$101,306.12	$35.59
88-99	$1,252,143.66	$104,345.30	$36.66
100-111	$1,289,707.97	$107,475.66	$37.76
112-123	$1,328,399.21	$110,699.93	$38.89
124-135	$1,368,251.18	$114,020.93	$40.06
136-147	$1,409,298.72	$117,441.56	$41.26
148-150	$1,451,577.68	$120,964.81	$42.50

** Subject to abatement through June 10, 2021, which occurs in the 26th Month of the Lease Term in the foregoing table.

(vii)Tenant’s Share. From and after the Unilateral Expansion Space Rent Commencement Date for the Fourth Floor North Premises, Tenant’s Share shall be thirtythree and ninetytwo hundredths percent (33.92%) computed as follows: (176,222 rentable square feet within the Original Premises plus 28,805 within the Fifth Floor Must-Take Space plus 34,158 rentable square feet within the Fourth Floor North Premises)/705,092 rentable square feet within the Building). Tenant’s share shall remain subject to further adjustment in accordance with the express terms of the Lease. For purposes of clarity, Tenant shall not be obligated to pay for Operating Expenses or Real Estate Taxes in connection with the Fourth Floor North Premises until the Fourth Floor North Premises Rent Commencement Date.

(viii)Fourth Floor North Premises Parking Rights. (a) Section 11.1 of the Summary is deleted in its entirety. The following is inserted in its place and stead:

“11.1 Parking Rights:
Tenant shall receive three (3.0) parking permits (each, a “Parking Permit” per 1,000 square feet of the Premises, yielding parking permits for 718 parking spaces based on the rentable square footage of the Premises (i.e., (176,222 RSF + 28,805 RSF + 34,158 RSF / 1,000) x 3.0), of which: (i) 691 parking spaces shall be unreserved parking spaces and (ii) 27 of which parking spaces shall be exclusive parking spaces as identified by signage or paint. As the Premises are expanded, Tenant shall continue to receive parking spaces based on the same ratio as provided in this Section 11.1 of the Summary.”

The four (4) additional exclusive parking spaces due to Tenant in connection with the Fourth Floor North Premises shall be contiguous to Tenant’s existing exclusive parking spaces and are located as shown on Exhibit B attached hereto. Such additional exclusive parking spaces shall be made available to Tenant for Tenant’s exclusive use beginning on April 15, 2020.

(b) Section 11.2 of the Summary is deleted in its entirety. The following is inserted in its place and stead:

“11.2	Parking Permit Fees for Original Premises, Fifth Floor Must-Take Space and Fourth Floor North Premises:
Commencing on the 73rd month of the Term, Tenant shall pay to Landlord as Additional Rent on the first (1st) day of each month occurring during the Term a fee of $86.98 per Parking Permit per month (“Parking Permit Fees”). On the 85th month during the Lease Term, and annually thereafter, Parking Permit Fees shall be increased by 2.5%. The following table sets forth the annual Parking Permit Fees and monthly parking permit fees for the Original Premises, the Fifth Floor Must-Take Space and the Fourth Floor North Premises during the Initial Term (calculated on the basis of 718 parking permits).

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Months of Lease Term	Annual Installment of Parking Permit Fees	Monthly Installment of Parking Permit Fees	$/Parking Permit/Month
1-72	$0	$0	$0
73-84**	$749,419.68	$62,451.64	$86.98
85-96	$768,155.17	$64,012.93	$89.15
97-108	$787,359.05	$65,613.25	$91.38
109-120	$807,043.03	$67,253.86	$93.67
121-132	$827,219.10	$68,934.93	$96.01
133-144	$847,899.58	$70,658.30	$98.41
145-150	$869,097.07	$72,424.76	$100.87

*All Parking shall be free of charge for the first seventy-two (72) months of the initial Lease Term pursuant to Section 1.12 of the Lease. **In addition, the Parking Permit Fees for the one hundred three (103) parking spaces allocated for the Fourth Floor North Premises shall be abated until October 31, 2025. The numbers in the chart do not reflect the abated Parking Permit Fees described in the foregoing sentence. Landlord and Tenant shall enter into an amendment to this Lease upon Tenant’s exercise of any of Tenant’s Expansion Rights to restate the above table based upon the number of Parking Permits allocated to Tenant based upon the rentable square feet of Premises then demised to Tenant under this Lease based on three (3.0) Parking Permits per 1,000 square feet of the Premises (provided that the failure of Landlord and Tenant to enter into such an amendment shall have no effect on the Parking Permit Fees payable by Tenant in accordance with the terms of this Lease).”
(ix)Fourth Floor North Premises Security Deposit. On or prior to the earlier of (A) thirty (30) days following the date hereof and (B) commencing the Unilateral Expansion Space Tenant Improvements in the Fourth Floor North Premises (such date, the “Fourth Floor North Premises Security Deposit Date”), Tenant shall deliver to Landlord a supplemental Letter of Credit in the amount of $1,560,337.44 (or replacement Letter of Credit in the Security Deposit Amount), all in accordance with and as provided for in Article 2 of the Lease. Effective as of the Fourth Floor North Premises Security Deposit Date, the Security Deposit Amount as defined in Section 2.1 of the Lease shall mean $10,925,970.80.

(a) The following definitions in Section 2.2.2 of the Lease shall be amended as follows:

(I)The “First Reduced LC Amount” shall mean $8,194,478.10.

(II)The “Second Reduced LC Amount” shall mean $5,462,985.40.

(III)The “Third Reduced LC Amount” shall mean $2,731,492.70.

(IV)The “Fourth Reduced LC Amount” shall mean $910,497.57.

(b) Reference to “Two Million Three Hundred Forty One Thousand Four Hundred Eight and 34/100 Dollars ($2,341,408.34)” in the fourth sentence in Section 2.2.1 of the Original Lease shall be replaced with “Two Million Seven Hundred Thirty-One Thousand Four Hundred Ninety-Two and 70/100 Dollars ($2,731,492.70)”.

a.Fourth Floor North Premises Tenant Improvement Allowance. Notwithstanding anything set forth in the Lease to the contrary, the Unilateral Expansion Space Tenant Improvement Allowance for the Fourth Floor North Premises is Two Million Eight Hundred Thirty-Eight Thousand Five Hundred Twenty-Nine and 80/100 Dollars ($2,838,529.80).

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i.Balcony and Walkway.

b.As of the actual Delivery Date of the Fourth Floor North Premises, Tenant shall have exclusive use of the balcony shown on Exhibit A (“Balcony”) and shared use of and access to the walkway shown on Exhibit A that connects the South Tower and North Tower of the fourth (4th) floor of the Building and included as a Common Area.

c.As of the actual Delivery Date determined in accordance with Section 2(a)(ii), the Balcony shall be part of the Premises and all provisions applying to the Premises shall apply to the Balcony except as set forth below.
(1)Calculations. For the purposes of calculating the size of the Premises, Base Rent, Tenant’s Share, the amount of Parking Permits, and the amount of any tenant improvement allowance, the Balcony shall be excluded.

(2)Delivery Condition. The Balcony shall be delivered to Tenant in the conditioned required by Section 1.17.7.

(3)Compliance with Applicable Laws. Tenant shall not be responsible for the failure of the Balcony to comply with Applicable Laws or to perform any work or Alterations to the Balcony to cause such compliance at any time during the Term or any renewal or extension thereof, except to the extent such failure to comply is due to (i) Tenant’s manner of use of the Balcony, (ii) any Alterations to the Balcony performed by Tenant, or (iii) willful acts, omissions, or gross negligence of Tenant or its employees, agents, contractors, or visitors.

(4)Repair and Maintenance. Landlord and Tenant agree that the Balcony shall not be considered part of the Premises for the purposes of Section 6.2 of the Lease unless Tenant performs Alterations to Balcony. So long as no Alterations to the Balcony are performed by Tenant, Landlord’s obligations with respect to the Common Areas and Building shall apply to the Balcony. Tenant shall promptly report in writing to Landlord any defective condition in the Balcony actually known to Tenant which Landlord is required to repair. Notwithstanding the foregoing, Tenant shall be responsible for the actual, reasonable cost incurred by Landlord for any repairs and/or maintenance required to the Balcony due to the acts or negligence of Tenant or its employees, agents, contractors, or visitors. If Tenant performs Alterations to the Balcony, the Balcony shall be considered a part of the Premises for the purposes of Section 6.2.

(5)Insurance. Landlord shall carry property insurance against loss or damage with respect to the Balcony in accordance with Section 11.4(i) of the Lease. The Balcony shall be considered a part of the Premises for the purposes of Section 11.1.

(6)Damage or Destruction. “Balcony,” shall be inserted after “Unilateral Expansion Space,” and before “Identified ROFR Space” in Section 13.1.1(ii) of the Lease.

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(7)Tenant shall have the right to make Alterations to the Balcony subject to Landlord’s approval, which shall be granted or withheld in Landlord’s sole but reasonable discretion. Without limiting other reasons Landlord may disapprove proposed Alterations to the Balcony, Tenant acknowledges that is shall be reasonable for Landlord to disapprove proposed Alterations to the Balcony if Landlord determines that such proposed Alterations are not in keeping with the architectural aesthetic or design intent of the Project or the Building. If Tenant elects for such Alterations to be performed at the same time as the Unilateral Expansion Space Tenant Improvements, such Alterations will be treated the same as Unilateral Expansion Space Tenant Improvements and shall be subject to and performed in accordance with the terms and conditions of the Work Letter, including without limitation Section 5.3 thereof (Early Access). If Tenant elects for such Alterations to be performed at a later date, then the same shall be subject to and performed in accordance with the terms of Sections 14.3 and 14.4 of the Lease. Any Alterations made by Tenant to the Balcony shall be deemed to be Specialty Alterations.
(8)Condemnation. The Balcony shall not be deemed part of the Premises for purposes of determining termination rights or calculating the percentages in Section 26.2 of the Lease.

3.REFERENCE TO AND EFFECT ON THE LEASE.

ii.Construction. On and after the Effective Date, each reference in the Lease to “this Lease,” “hereunder,” “hereof,” “herein,” and words of like import shall mean and be a reference to the Lease as amended hereby.

iii.No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Landlord or Tenant under the Lease, or constitute a waiver of any provision of the Lease.

4.MISCELLANEOUS.

iv.Ratification and Confirmation of the Lease. Except as specifically modified and amended by this Amendment, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue to be and remain in full force and effect throughout the remainder of the term thereof, and the Lease as amended hereby shall, from and after the Effective Date, be read as a single, integrated document incorporating the changes effected by this Amendment.

v.Not a Binding Offer. This Amendment shall not be binding upon or enforceable against Landlord or Tenant unless and until both parties shall have executed and unconditionally delivered a fully executed copy of this Amendment to the other party.

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vi.Modifications Must Be in Writing. This Amendment may not be modified, amended or terminated nor may any of its provisions be waived except by an agreement in writing signed by the parties hereto.

vii.Successors and Assigns. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

viii.No Prior Agreements. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Amendment.

ix.Brokers.

d.Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than CBRE, Inc. (on behalf of Landlord) or Cushman & Wakefield, U.S., Inc. (on behalf of Tenant) in the negotiating or making of this Amendment. Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorney’s fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Fourth Floor North Premises or claiming to have caused Tenant to enter into this Amendment.

e.Landlord represents and warrants to Tenant that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than CBRE, Inc. (on behalf of Landlord) or Cushman & Wakefield, U.S., Inc. (on behalf of Tenant) in the negotiating or making of this Amendment. Landlord agrees to indemnify and hold Tenant, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorney’s fees and costs, incurred by Tenant in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Landlord in leasing the Fourth Floor North Premises to Tenant or to have caused Landlord to enter into this Amendment. Landlord further agrees to pay the commissions accruing to each identified broker above pursuant to certain outside agreement(s).

x.Due Authorization. Each of Landlord and Tenant represents and warrants that (i) its execution and delivery of this Amendment, and its performance of its obligations hereunder, have been duly authorized, (ii) the person(s) executing this Amendment on its behalf have full authority to enter into this Amendment, and (iii) no further action is necessary for it to be obligated to fulfill its obligations under the Lease, as amended hereby.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.

LANDLORD:
TAMARES 7950 OWNER LLC

By: /s/ Itrat Sayeed
        Name: Itrat Sayeed
        Title: Vice President

TENANT:
APPIAN CORPORATION

By: /s/ Matthew Calkins
        Name: Matthew Calkins
        Title: CEO

00057332.11 00059610.2 Counterpart Signature Page to
        Second Amendment to Deed of Lease

Exhibit A

FOURTH FLOOR NORTH PREMISES

00057332.11 00059610.2 Ex. A

00057332.11 00059610.2 Ex. A

Exhibit B

LOCATION OF
FOUR FLOOR NORTH PREMISES EXCLUSIVE PARKING SPACES

217175707 v15
00059610.2 Ex. A